EXHIBIT 99.01

                   HYPERION ANNOUNCES INITIAL PUBLIC OFFERING


Coudersport, PA, May 5, 1998 -- John J. Rigas, President and Chief Executive Officer of Adelphia Communications Corporation (NASDAQ-NNM: ADLAC), announced today that the registration statement of Adelphia's CLEC subsidiary, Hyperion Telecommunications, Inc. (NASDAQ-NNM: HYPT) with respect to an initial public offering of Hyperion Class A Common Stock, has been declared effective by the Securities and Exchange Commission. The final prospectus covers 12,500,000 Class A Common shares (excluding the underwriters' over-allotment option) which are being offered to the public at an initial public offering price of $16.00 per share. Salomon Smith Barney is serving as managing underwriter for the offering, with Credit Suisse First Boston and NationsBanc Montgomery Securities LLC serving as co-managing underwriters for the offering.

In addition to the 12,500,000 shares of Class A Common Stock being sold by Hyperion to the public, Adelphia has entered into an agreement to purchase in cash 3,324,001 shares of Class A Common Stock at a price equal to the public offering price less the underwriting discount, or an aggregate of approximately $49.9 million. In addition, Adelphia will contribute Hyperion's indebtedness and payables owed to Adelphia with a fair market value of approximately $54.6 million in exchange for 3,642,666 shares of Class A Common Stock.

Adelphia currently holds 28.9 million shares of Class B Common Stock of Hyperion (as adjusted for the initial public offering), or approximately 87.8% of the common stock of Hyperion outstanding prior to the offering. The Class B Common Stock of Hyperion is convertible into Class A Common Stock on a one-to-one share basis.

Hyperion is a competitive local exchange carrier ("CLEC") that designs, constructs, operates and manages state-of-the-art fiber optic networks and facilities in 22 markets, primarily in the eastern half of the United States. Adelphia is the seventh largest cable television operator in the United States and currently serves approximately 2.0 million subscribers in 12 states.

Contact: Timothy J. Rigas, Executive Vice President of Adelphia and Chief Financial Officer of Hyperion, (814) 274-9830.